Exhibit 99.1

2941 Fairview Park Drive	News
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com

May 7, 2008
Contact: Rob Doolittle Tel: 703 876 3199 Fax: 703 876 3555 rdoolittle@gd.com

General Dynamics’ Chabraja to Remain Chairman through May 2010; Board Names Johnson to Succeed as CEO in June 2009

FALLS CHURCH, Va. — General Dynamics (NYSE: GD) announced today that Nicholas D. Chabraja, the company’s chairman and chief executive officer, has advised the board that, consistent with his employment agreement, he will step down as chief executive officer on June 30, 2009. Mr. Chabraja will continue with the company as chairman of the board of directors through the annual meeting of shareholders in May 2010.

To ensure continuity in the management and operation of the company, the board of directors today formally approved a succession plan for the position of chief executive officer. The board announced that Jay L. Johnson, 61, currently a member of the board of directors of General Dynamics and chief executive officer of Dominion Virginia Power, will become vice chairman of the board and an executive officer of the company on September 2, 2008. He will become chief executive officer on July 1, 2009, following Mr. Chabraja’s retirement from that position. Mr. Johnson has been a member of the General Dynamics board since 2003.

In announcing the board’s action, Chabraja said, “The board and I are extremely pleased to have Jay join the company’s senior management team. He has been a trusted advisor and member of our board for five years. His experience as a successful corporate executive at Dominion and Chief of Naval Operations of the U.S. Navy prepares him to be a successful and effective leader of General Dynamics.”

Chabraja continued, “In my role as chairman, I will continue to provide overall strategic and organizational guidance and will assist management as requested.”

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“I am pleased to join the General Dynamics management team,” said Johnson. “I’m moving from one great company to another, and am excited about this opportunity to expand my relationship with this tremendous corporation.”

Johnson has been chief executive officer of Dominion Virginia Power since 2007 and executive vice president of Dominion Resources, Inc., since 2002. He served as president and chief executive officer of Dominion Delivery from 2002 to 2007 and a senior vice president of Dominion Energy, Inc., from 2000 to 2002. Prior to joining Dominion, Johnson had a distinguished career as an officer in the U.S. Navy. He retired as an Admiral in July 2000 after serving as Chief of Naval Operations. Johnson is a 1968 graduate of the U.S. Naval Academy.

General Dynamics, headquartered in Falls Church, Va., is a market leader in business aviation; land and expeditionary combat vehicles and systems, armaments, and munitions; shipbuilding and marine systems; and mission-critical information systems and technologies. The company employs approximately 84,000 people worldwide and reported 2007 revenues of $27.2 billion.

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